Exhibit 99.1

Hoku Scientific, Inc. Reports Results for Fiscal Year and Fourth Quarter Ended March 31, 2007

Highlights:

• Hoku signs major polysilicon sales contract with SANYO Electric Co., Ltd.

• Hoku secures 99-year ground lease for its polysilicon facility in the City of Pocatello, Idaho

• Hoku secures polysilicon sales non-binding MOU from Solar-Fabrik AG

• Hoku procures polysilicon reactors

• Hoku obtains $13 million credit facility to finance a portion of polysilicon facility

• Hoku continuing to demonstrate fuel cell power plants for the U.S. Navy

KAPOLEI, Hawaii – May 8, 2007 – Hoku Scientific, Inc. (NASDAQ: HOKU), a materials science company focused on clean energy technologies, today announced its financial results for its fiscal year and fourth quarter ended March 31, 2007. The Company also provided a general update on its business.

Revenue for the fiscal year ended March 31, 2007 was $5.4 million compared to $5.5 million for fiscal 2006. Revenue for the quarter ended March 31, 2007 was $1.1 million from contracts with the U.S. Navy compared to $1.3 million in the same period in 2006 that was comprised principally of $1.2 million in revenue from contracts with Nissan Motor Co., Ltd. As of March 31, 2007, deferred revenue was primarily attributable to contracts with the U.S. Navy of $929,000. As of March 31, 2006, deferred revenue was primarily attributable to contracts with the U.S. Navy of $2.1 million and Nissan Motor Co., Ltd. of $1.7 million.

Net loss, computed in accordance with U.S. generally accepted accounting principles, or GAAP, for the fiscal year ended March 31, 2007 was $2.4 million, or $0.14 per diluted share compared to GAAP net income of $1.3 million, or $0.09 per diluted share, for fiscal 2006. GAAP net loss for the quarter ended March 31, 2007 was $1.7 million, or $0.11 per diluted share, compared to GAAP net income of $508,000, or $0.03 per diluted share, for the same period in 2006. The net loss in the fourth quarter and fiscal 2007 was primarily due to the lower gross margins from the U.S. Navy contracts compared to the Nissan Motor Co., Ltd. contracts in the same periods in fiscal 2006 and an increase in expenditures necessary to execute on the Company’s plans to enter the polysilicon and solar module markets.

Non-GAAP net loss for the fiscal year ended March 31, 2007 was $1.2 million, or $0.07 per diluted share, compared to non-GAAP net income of $2.4 million, or $0.16 per diluted share, for fiscal 2006. Non-GAAP net loss for fiscal 2007 and non-GAAP net income for fiscal 2006 exclude non-cash stock-based compensation of $1.2 million and $1.1 million, respectively. Non-GAAP net loss for the quarter ended March 31, 2007 was $1.2 million, or $0.07 per diluted share, compared to non-GAAP net income of $791,000, or $0.05 per diluted share, for the same quarter in fiscal 2006. Non-GAAP net loss for the quarter ended March 31, 2006 and non-GAAP net income for the same quarter in fiscal 2006 exclude non-cash stock-based compensation of $585,000 and $283,000, respectively. The accompanying schedules provide a reconciliation of net income (loss) and net income (loss) per share computed on a GAAP basis to net income (loss) and net income (loss) per share computed on a non-GAAP basis.

Dustin Shindo, chairman, president and chief executive officer of Hoku Scientific, said, “In fiscal 2007, we announced our plans to diversify our product offerings by manufacturing and selling polysilicon and solar modules. We plan to build and equip a polysilicon production facility capable of producing 2,000 metric tons of polysilicon per year which would help to ensure an adequate supply of polysilicon for our solar modules and for sale to the larger solar market. We are very pleased with our progress in our solar and polysilicon businesses that we made during this quarter and fiscal year.

“In the quarter ended March 31, 2007 alone, we have made significant steps forward with the construction of our polysilicon facility. Most significantly, is our signing of a polysilicon supply agreement with SANYO providing for up to approximately $370 million for the sale of polysilicon including $110 million as a prepayment held in escrow to support our plant construction costs. SANYO is one of the top 5 producers of solar cells in the world, and this agreement validates our emergence as a new player in the polysilicon industry. In addition to SANYO, we signed a non-binding memorandum of understanding with Solar-Fabrik AG, and in February 2007, we announced that we have increased the total amount of the planned contract to approximately $175 million. The material terms of the agreement have been finalized; however we have extended our mutual deadline to finalize a polysilicon supply agreement while Solar-Fabrik works to satisfy certain closing conditions. We are also in negotiations with other leading players in the global solar industry to sign polysilicon supply agreements.

“During this past quarter, we have addressed the key technical hurdles that are involved in constructing our polysilicon facility. We awarded a contract to VECO USA, Inc. as our engineering, procurement, construction management firm for this plant, and secured a $13 million credit facility with Bank of Hawaii to finance a portion of the polysilicon facility. Furthermore, in March 2007, we entered into a 99-year ground lease for property where we plan to build our polysilicon facility. We were fortunate to have had a ground breaking ceremony which included many of the local supporters of Hoku's move to Pocatello, Idaho, including C.L. "Butch" Otter, Governor of Idaho, Roger B. Madsen, Director, Idaho Commerce & Labor, Roger Chase, Mayor, City of Pocatello, and Larry Ghan, Chairman, Bannock County Commissioners. Based on the significant progress that we have made during fiscal 2007 and particularly in the most recently completed quarter, we are confident in our ability to complete construction in the second half of calendar year 2008 and begin deliveries of polysilicon in the first half of calendar year 2009.

“Significant steps have also been made in our Hoku Solar business. We recently became a licensed electrical contractor in the State of Hawaii and in February 2007, we signed our first solar installation contract in Hawaii which we expect to complete in the second half of calendar year 2007. We see tremendous opportunity for installations in Hawaii and are actively developing this business.

“In regards to our fuel cell business, we continue to successfully demonstrate our Hoku MEA for the U.S. Navy in IdaTech’s fuel cell systems. We are operating the systems to simulate back-up power applications and we have not seen any unrecoverable failure of Hoku MEA during approximately 9 months of demonstration. We believe that this demonstration validates the strength of our hydrocarbon-based MEA technology.

“In summary, we are excited about the progress we have made during this fiscal year. We feel that we are well positioned to execute on our solar and polysilicon strategies and continue to successfully demonstrate the viability of our fuel cell technology.”

Business Update

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Hoku Materials: To ensure an adequate supply of polysilicon for Hoku Solar’s modules, the Company incorporated Hoku Materials Inc., a wholly-owned subsidiary, to manufacture this key material for consumption by Hoku Solar and for sale to the larger solar market. The Company plans to build and equip a polysilicon production facility capable of producing 2,000 metric tons of polysilicon per year. The Company estimates the cost to construct and equip its polysilicon facility will be approximately $260 million. The Company intends to finance the construction of the facility through a combination of debt financing and pre-payments from customers for polysilicon. The Company anticipates the availability of polysilicon beginning in the first half of calendar year 2009.

In December 2006, the Company signed a non-binding Memorandum of Understanding, or MOU, with Solar-Fabrik AG for the supply of solar grade polysilicon. If an agreement between the parties is reached on the terms presently contemplated by the MOU, planned sales of polysilicon are expected to generate approximately $175 million in revenue for the Company over a several-year period commencing in approximately two years. The Company is currently in on-going discussions with Solar-Fabrik to finalize the terms of the contract. The material terms of the agreement have been finalized; however the Company has extended its mutual deadline to sign a polysilicon supply agreement while Solar-Fabrik works to satisfy certain closing conditions.

In January 2007, the Company signed a definitive contract with SANYO Electric Company, Ltd., or SANYO, for the sale and delivery of polysilicon to SANYO over a seven-year period beginning in January 2009. Under the contract, up to approximately $370 million may be payable to the Company during the seven-year period, subject to the achievement of milestones, the acceptance of product deliveries and other conditions. The contract provides for the delivery of predetermined volumes of polysilicon each month and each year at set prices from January 2009 through December 2015. Under the contract, SANYO has provided an initial direct deposit of $2 million to the Company, and SANYO has placed approximately $110 million of the total purchase amount in an escrow account with Bank of Hawaii. Under the agreement, the escrowed funds are to be released to the Company, as the Company successfully achieves certain polysilicon quality and production volume milestones and other conditions.

In January 2007, the Company entered into a contract with Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd. for the purchase and sale of hydrogen reduction reactors and hydrogenation reactors for the production of polysilicon, and related engineering and installation services. Under the contract, the Company will pay up to a total of 15.7 million Euros for the reactors that are designed and engineered to produce approximately 1,500 metric tons of polysilicon per year; however, the Company has the option to purchase additional reactors to enable the production of an additional 500 metric tons of polysilicon per year for an additional 5.2 million Euros. The Company is required to make an initial deposit equal to 15% of the applicable purchase price within six months of signing the contract and open a letter of credit equal to 65% of the applicable purchase price within a similar timeframe.

In March 2007, the Company entered into a 99-year ground lease with the City of Pocatello, Idaho, for approximately 67 acres of land in Pocatello, Idaho. The annual rent for the ground lease is fixed at one dollar per year until the expiration of the lease on December 31, 2106.

In addition to this 67-acre lease, the Company and the City of Pocatello have signed a separate agreement granting the Company an option to lease an additional 450 acres of land owned by the City of Pocatello, which it may use for future expansion. The terms of any future lease will be subject to good faith negotiations between the Company and City of Pocatello.

In March 2007, the Company awarded a new engineering services contract to VECO USA, Inc. The Company expects that VECO will provide complete engineering, procurement and construction services for the polysilicon plant from design through construction and start-up.

In March 2007, the Company entered into a credit facility of up to $13 million with Bank of Hawaii. The Company plans to use these funds to finance, in part, certain expenses related to its polysilicon production facility in Idaho, including the initial deposit under its polysilicon reactor purchase contract with Graeber Engineering Consultants GmbH, and MSA Apparatus Construction for Chemical Equipment Ltd.

•

Hoku Solar: The Company plans to build and equip a facility capable of producing 30 megawatts of solar modules per year in Pocatello, Idaho. However, prior to the construction, the Company may install solar equipment, purchased from Spire Corporation, a U.S. solar equipment manufacturer, in its facility in Hawaii. The equipment will enable the Company to manufacture up to 15 megawatts of photovoltaic modules each year and is scheduled to be delivered in the second half of calendar year 2007.

The Company received the final shipment of solar cells manufactured in Taiwan from E-Ton Solar Tech Co., Ltd. in December 2006. The Company plans to use the $2.8 million of cells to produce modules using either the equipment purchased from Spire Corporation or by a third-party original equipment manufacturer. The Company also may purchase solar modules from third-party suppliers should the Company not be able to produce its own solar modules, or achieve the necessary certifications from Underwriters’ Laboratories within the necessary timeframe to complete its current and potential solar installation contracts.

In December 2006, the Company also became a licensed electrical contractor in the State of Hawaii, and in February 2007, signed its first solar installation contract in Hawaii. The Company expects to complete this installation in the second half of calendar year 2007.

In March 2007, the Company incorporated Hoku Solar, Inc. as a wholly-owned subsidiary.

•

Hoku Fuel Cells: The Company continues its demonstration of ten stationary fuel cell systems at Pearl Harbor, which began in June 2006. Each fuel cell system was manufactured by IdaTech LLC and incorporates Hoku MEA. These ten systems are being field tested by the Company for the U.S. Navy over a twelve-month period. The fuel cell systems continue to simulate real-world back-up power applications and the Company has not seen any unrecoverable failure of Hoku MEA during this demonstration. The aggregate amount of the contract is $4.5 million of which $929,000 has been classified as deferred revenue as of March 31, 2007. In accordance with the Company’s revenue recognition policy, all payments received have been classified as deferred revenue until the twelve-month field test began; thereafter, all payments received, plus the payments to be made for the future field service and maintenance, will be recognized incrementally as revenue in monthly installments over the twelve-month field test period beginning when the field test commenced for each of the ten fuel cell systems. As of March 31, 2007, the Company has received $3.8 million in payments from the U.S. Navy. The Company began recognizing revenue in June 2006 and recognized $3.2 million in revenue during fiscal 2007. The Company expects that the contract will be completed by August 2007.

As the Company reported in its previous earnings call, there is uncertainty in the timing of significant revenue growth in the fuel cell industry and due to the lack of visibility of future fuel cell revenue streams, the Company has significantly scaled back its expenditures and investments in its fuel cell business, and is focusing on its polysilicon and solar businesses. In December 2006, the Company also recorded an aggregate write down of capital equipment and inventory used in the Company’s fuel cell business of $729,000 and $56,000, respectively. In addition, the Company executed a reduction-in-force in the fuel cell business; however, the charges related to the reduction-in-force were not material. In March 2007, the Company recorded a further write down of equipment used in its fuel cell business of $200,000.

Forward Guidance

The Company’s policy is to provide top line revenue and net income or loss guidance for the next fiscal quarter and to include top line revenue guidance for the fiscal year. Fluctuations in quarterly revenue are expected to continue in future periods due to uncertainty regarding the level and the timing of revenue from customer contracts, the achievement of contract milestones and increases in product orders. Based on its current outlook, the Company expects revenue for the first quarter ending June 30, 2007 to be in the range of $1.0 to $1.3 million and $7.0 to $10.0 million for the fiscal year ending March 31, 2008. In addition, the Company expects that it will need to increase its efforts in supporting its new and existing contracts, in developing the Company’s next generation products and in growing its customer base. The result is that the Company expects its costs to increase significantly. Based upon projections, the Company expects its financial results for the first quarter ending June 30, 2007 will be a loss. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Conference Call Information

Hoku Scientific has scheduled a conference call after the market closes on Tuesday, May 8, 2007 at 5:00 p.m., Eastern Time, to discuss its results for the fourth quarter and fiscal year ended March 31, 2007. All interested parties are invited to call-in. To participate, please call (913) 312-6664. A live webcast can also be accessed by going directly to the Company’s web site at www.hokuscientific.com and electing the conference call link on the home page. A playback of the webcast will be available on the Company’s web site until the Company’s conference call to discuss its financial results for its first quarter fiscal 2008.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a clean energy technologies company that develops and manufactures fuel cell membranes and membrane electrode assemblies (MEA) for stationary (including residential and back-up power applications) and automotive proton exchange membrane (PEM) fuel cells. The Company is currently expanding its business to manufacture solar modules and polysilicon for the solar market. For more information visit www.hokuscientific.com.

Hoku, Hoku Membrane, Hoku MEA, Hoku Fuel Cells, Hoku Materials, Hoku Solar and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

Contacts:

Darryl Nakamoto

Chief Financial Officer

Hoku Scientific, Inc.

(808) 682-7800

ir@hokusci.com

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to the Company’s ability to successfully raise sufficient funds to establish manufacturing facilities for solar modules and polysilicon, including the installation of the equipment from Spire Corporation, Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd., in general and to comply with the Company’s obligations under the Company’s agreement with SANYO; Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd.’s ability to meet the delivery schedules in their agreements with the Company; the Company's ability to license any necessary intellectual property rights to enter the polysilicon business; the Company’s selection of the City of Pocatello, Idaho as its location for its planned polysilicon facility; the Company’s ability to sign additional agreements for the sale of polysilicon and to obtain customer prepayments, including, but not limited to, the Company’s ability to enter into a definitive agreement for polysilicon with Solar-Fabrik AG; the Company's ability to manufacture solar modules and polysilicon; the Company’s ability to manufacture the quantity and quality of polysilicon for its customers; the Company’s ability to meet the quality, quantity and timing requirements under its supply agreement with SANYO; the schedule for production and sale of solar modules in the second half of calendar year 2007; the performance and durability of Hoku Scientific's solar modules; the quality of polysilicon to be manufactured by Hoku Scientific; Hoku Scientific's costs to manufacture solar modules and polysilicon, and its ability to offer pricing that is competitive with competing products; the Company’s expectations regarding the U.S. Navy field trials; the performance of the Company’s Hoku MEA in such trials and in general; the Company’s relationships with the U.S. Navy and IdaTech; the Company’s future performance with respect to the U.S. Navy contract; the potential size and growth of the fuel cell and MEA markets in general and the Company’s revenues in particular; the Company’s expectations regarding the market acceptance of the Company’s products; the Company’s future financial performance; the Company’s business strategy and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in the Company’s filings with the Securities and Exchange Commission. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

To supplement Hoku Scientific’s financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net income and net income per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses SFAS No. 123(R) to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of SFAS No. 123(R) are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net income and non-GAAP net income per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, research and development, sales, general and administrative expense), that it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU SCIENTIFIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2007	2006	2007	2006
Service and license revenue	$1,136	$1,339	$5,368	$5,505
Cost of service and license revenue(1)	919	241	3,173	954

Gross margin	217	1,098	2,195	4,551
Operating expenses:
Selling, general and administrative(1)	2,006	771	4,108	2,743
Research and development(1)	237	219	1,774	1,326

Total operating expenses	2,243	990	5,882	4,069

Income (loss) from operations:	(2,026)	108	(3,687)	482
Interest and other income	241	270	1,039	594

Income (loss) before income tax benefit	(1,785)	378	(2,648)	1,076
Income tax benefit	47	130	275	268

Net income (loss)	$(1,738)	$508	$(2,373)	$1,344

Basic net income (loss) per share	$(0.11)	$0.03	$(0.14)	$0.10

Diluted net income (loss) per share	$(0.11)	$0.03	$(0.14)	$0.09

Shares used in computing basic net income (loss) per share	16,499,338	16,396,539	16,449,537	13,033,263

Shares used in computing diluted net income (loss) per share	16,499,338	16,533,667	16,449,537	15,264,763

(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$29	$12	$126	$38
Selling, general and administrative	520	246	593	872
Research and development	36	25	501	146

Total	$585	$283	$1,220	$1,056

HOKU SCIENTIFIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,
	2007	2006
Assets

Cash and cash equivalents	$2,567	$166
Short-term investments	17,389	22,522
Accounts receivable	377	250
Inventory	2,764	182
Costs of uncompleted contracts	698	2,029
Equipment held for sale	74	—
Other current assets	537	578

Total current assets	24,406	25,727
Property, plant and equipment, net	5,795	6,355
Other assets	803	1

Total assets	$31,004	$32,083

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$653	$495
Deferred revenue	990	3,989
Other current liabilities	1,488	207

Total current liabilities	3,131	4,691
Deposit	2,000	—

Total liabilities	5,131	4,691

Stockholders’ equity:
Common stock, $0.001par value and no par value as of March 31, 2007 and 2006, respectively. Authorized 100,000,000 shares as of March 31, 2007 and 2006, respectively; issued and outstanding 16,503,931 and 16,432,655 shares as of March 31, 2007 and 2006, respectively.	17	16
Additional paid-in capital	33,396	32,555
Accumulated deficit	(7,535)	(5,162)
Accumulated other comprehensive loss	(5)	(17)

Total stockholders’ equity	25,873	27,392

Total liabilities and stockholders’ equity	$31,004	$32,083

HOKU SCIENTIFIC, INC. AND SUBSIDIARIES

Reconciliations from GAAP Net Income (Loss) and GAAP Net Income (Loss) per share to Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) per share

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2007	2006	2007	2006
GAAP net income (loss)	$(1,738)	$508	$(2,373)	$1,344
Stock compensation expense	585	283	1,220	1,056

Non-GAAP net income (loss)	$(1,153)	$791	$(1,153)	$2,400

GAAP basic net income (loss) per share	$(0.11)	$0.03	$(0.14)	$0.10
Basic stock compensation expense per share	0.04	0.02	0.07	0.08

Non-GAAP basic net income (loss) per share	$(0.07)	$0.05	$(0.07)	$0.18

GAAP diluted net income (loss) per share	$(0.11)	$0.03	$(0.14)	$0.09
Diluted stock compensation expense per share	0.04	0.02	0.07	0.07

Non-GAAP diluted net income (loss) per share	$(0.07)	$0.05	$(0.07)	$0.16